EXHIBIT 99

News Release
For further information contact:
Fitzhugh Taylor / Raphael Gross of ICR
203-682-8261 / 203-682-8253

Dave & Buster’s, Inc. Announces Fourth Quarter 2013 and Full Year 2013 Financial Results

Achieves Record-Setting Adjusted EBITDA & Margins for Fourth Quarter and Full Year

DALLAS, TX—(BUSINESS WIRE)—May 1, 2014—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced financial results for its fourth quarter of 2013 and full year 2013, which ended on February 2, 2014.

The fourth quarter and full year ended February 2, 2014 included 13 and 52 weeks, respectively, compared to 14 and 53 weeks, respectively, for the fourth quarter and full year ended February 3, 2013. Accordingly, financial results for the fiscal 2013 periods are not directly comparable to those of the corresponding fiscal 2012 periods.

Key highlights from the fourth quarter 2013 (13 weeks) compared to the fourth quarter 2012 (14 weeks) include:

▪	Total revenues increased 3.5% to $171.4 million from $165.6 million.
▪	Comparable store sales, adjusted to reflect the one-week calendar shift, increased 0.7%.
▪	Adjusted EBITDA* increased 11.3% to $40.2 million from $36.1 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 160 basis points to 23.4%.
▪	Two stores were opened.

Key highlights for the full year 2013 (52 weeks) compared to the full year 2012 (53 weeks) include:

▪	Total revenues increased 4.5% to $635.6 million from $608.1 million.
▪	Comparable store sales, adjusted to reflect the one-week calendar shift, increased 1.0%.
▪	Adjusted EBITDA* increased 11.9% to $134.8 million from $120.5 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 140 basis points to 21.2%.
▪	Five stores were opened.

* A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

“We delivered an exceptional quarter with record-setting results despite weather challenges impacting both revenues and adjusted EBITDA. On the strength of our special events business, comparable store sales increased 0.7% versus a 3.7% year-ago comparison and substantially exceeded the competitive industry benchmark while our improved sports viewing areas contributed to robust beverage sales. We also benefitted from contributions from newer, non-comparable stores that are meeting the demand for a differentiated experience in their respective markets and generating exceptional returns. Together, these revenue gains resulted in substantial leverage and thereby provided us with a strong finish to what was unquestionably a banner year,” said Steve King, Chief Executive Officer of Dave & Buster’s, Inc.

King continued, “We will also continue investing in our store footprint through remodels which will further solidify our reputation as the premier destination for casual dining and entertainment. And like our 2012 and 2013 store classes, the seven to eight openings planned for 2014 reflect our ability to ‘right size’ our footprint with stores ranging from 25,000 to 45,000 square feet to fit markets appropriately.”

Review of Fourth Quarter 2013 Operating Results

Total revenues increased 3.5% to $171.4 million during the 13-week fourth quarter of 2013 compared to $165.6 million in the 14-week fourth quarter of 2012. Revenues in the fourth quarter of 2012 attributed to the extra week totaled approximately $8.9 million. Additionally, the Company experienced exceptionally challenging weather during December and January which the Company estimates to have negatively impacted total revenues by over $2.0 million during the fourth quarter of 2013. Across all stores, Food and Beverage revenues increased 3.4% and Amusements and Other revenues increased 3.5%.

Comparable store sales, adjusted to reflect the one-week calendar shift, increased 0.7%. The growth was driven by a 6.1% increase in comparable special events business sales which offset a 0.4% decrease in comparable walk-in sales due in part to the weather impact. Non-comparable store revenues increased $13.7 million on a comparable 13-week basis to $28.4 million during the fourth quarter of 2013.

Adjusted EBITDA increased 11.3% to $40.2 million in the fourth quarter of 2013 from $36.1 million in last year’s fourth quarter. As a percentage of total revenues, Adjusted EBITDA increased approximately 160 basis points to 23.4%. Adjusting for the additional operating week in the prior year fourth quarter, Adjusted EBITDA is estimated to have increased 15.4%.

Development

The Company added a total of five stores in 2013 including stores in Cary, North Carolina and Livonia, Michigan during the fourth quarter.

Total capital expenditures (net of tenant improvement allowances) for 2013 were $104.1 million and included development costs for 2013 and 2014 store openings, seven interior remodeling projects, several exterior remodeling projects, new games and maintenance capital.

For 2014, the Company plans to add seven to eight new stores and has already opened stores in Westchester, CA and Vernon Hills, IL. Total capital expenditures (net of tenant improvement allowances) are expected in the $97 million to $107 million range and include development costs for store openings, several remodeling projects, new games and maintenance capital.

Conference Call

Management will hold a conference call to discuss these results today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call can be accessed over the phone by dialing 1-888-510-1765 or for international callers by dialing 1-719-325-2435. A replay will be available after the call for one year beginning at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) and can be accessed by dialing 1-877-870-5176 or for international callers by dialing 1-858-384-5517; the passcode is 6570351.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of 68 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages. Dave & Buster’s currently has stores in 26 states and Canada. For additional information on Dave & Buster’s, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.

DAVE & BUSTER'S INC.

Condensed Consolidated Balance Sheets

(in thousands)

(audited)

ASSETS	February 2, 2014	February 3, 2013

Current assets:

Cash and cash equivalents	$38,080	$36,117
Other current assets	52,396	55,701

Total current assets	90,476	91,818

Property and equipment, net	388,093	337,239

Intangible and other assets, net	372,817	375,496

Total assets	$851,386	$804,553

LIABILITIES AND STOCKHOLDER'S EQUITY

Total current liabilities	$113,044	$92,883

Other long-term liabilities	121,757	107,115

Long-term debt, less current liabilities, net unamortized discount	342,325	343,579

Stockholder's equity	274,260	260,976

Total liabilities and stockholder's equity	$851,386	$804,553

DAVE & BUSTER'S, INC.

Condensed Statements of Operations

(in thousands)

(unaudited)

	13 Weeks Ended		14 Weeks Ended
	February 2, 2014		February 3, 2013

Food and beverage revenues	$87,603	51.1%	$84,687	51.1%
Amusement and other revenues	83,768	48.9%	80,899	48.9%
Total revenues	171,371	100.0%	165,586	100.0%

Cost of products	33,771	19.7%	32,554	19.7%
Store operating expenses	90,886	53.0%	88,786	53.5%
General and administrative expenses	9,535	5.6%	10,257	6.2%
Depreciation and amortization expense	17,004	9.9%	17,884	10.8%
Pre-opening costs	1,865	1.1%	1,262	0.8%
Total operating costs	153,061	89.3%	150,743	91.0%

Operating income	18,310	10.7%	14,843	9.0%
Interest expense, net	7,658	4.5%	8,703	5.3%

Income before provision (benefit) for income taxes	10,652	6.2%	6,140	3.7%
Provision (benefit) for income taxes	3,828	2.2%	(1,807)	-1.1%
Net income	$6,824	4.0%	$7,947	4.8%

Other information:
Company-owned and operated stores open at end of period (1)	66		61

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended	14 Weeks Ended
	February 2, 2014	February 3, 2013

Total net income	$6,824	$7,947
Add back: Interest expense, net	7,658	8,703
Provision (benefit) for income taxes	3,828	(1,807)
Depreciation and amortization	17,004	17,884
EBITDA	35,314	32,727

Add back: Loss on asset disposal	448	688
Share-based compensation	299	233
Currency transaction loss	438	-
Pre-opening costs	1,865	1,262
Reimbursement of affiliate expenses	170	(56)
Deferred amusement revenue and ticket
redemption liability adjustments	1,565	1,188
Transaction and other costs	79	51
Adjusted EBITDA (2)	$40,178	$36,093

DAVE & BUSTER'S, INC.

Condensed Statements of Operations

(in thousands)

(audited)

	52 Weeks Ended		53 Weeks Ended
	February 2, 2014		February 3, 2013

Food and beverage revenues	$310,111	48.8%	$298,421	49.1%
Amusement and other revenues	325,468	51.2%	309,646	50.9%
Total revenues	635,579	100.0%	608,067	100.0%

Cost of products	125,014	19.7%	119,117	19.6%
Store operating expenses	349,709	55.0%	338,363	55.6%
General and administrative expenses	36,440	5.8%	40,356	6.7%
Depreciation and amortization expense	66,337	10.4%	63,457	10.4%
Pre-opening costs	7,040	1.1%	3,060	0.5%
Total operating costs	584,540	92.0%	564,353	92.8%

Operating income	51,039	8.0%	43,714	7.2%
Interest expense, net	31,311	4.9%	33,075	5.4%

Income before provision (benefit) for income taxes	19,728	3.1%	10,639	1.8%
Provision (benefit) for income taxes	7,232	1.1%	(7,358)	-1.2%
Net income	$12,496	2.0%	$17,997	3.0%

Other information:
Company-owned and operated stores open at end of period (1)	66		61

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	52 Weeks Ended	53 Weeks Ended
	February 2, 2014	February 3, 2013

Total net income	$12,496	$17,997
Add back: Interest expense, net	31,311	33,075
Provision (benefit) for income taxes	7,232	(7,358)
Depreciation and amortization	66,337	63,457
EBITDA	117,376	107,171

Add back: Loss on asset disposal	2,631	2,640
Share-based compensation	1,207	1,099
Currency transaction loss (gain)	622	(13)
Pre-opening costs	7,040	3,060
Reimbursement of affiliate expenses	722	799
Deferred amusement revenue and ticket
redemption liability adjustments	4,936	2,470
Transaction and other costs	256	3,252
Adjusted EBITDA (2)	$134,790	$120,478

NOTES

(1) The store count excludes one franchise location in Canada that ceased operations on May 31, 2013. One location in Dallas, Texas, which was permanently closed on December 17, 2012, was excluded from our store count for fiscal 2012.

(2) EBITDA, a non-GAAP measure, is defined as net income (loss) before income tax provision (benefit), interest expense (net) and depreciation and amortization. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA plus (gain) loss on asset disposal, share-based compensation expense, pre-opening costs, reimbursement of affiliate expenses, and other non-cash or non-recurring charges. The company believes that EBITDA and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our senior secured credit facility and indentures relating to the Company’s senior notes. Neither of the EBITDA – Based Measures are defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. EBITDA and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.